Filed Pursuant to Rule 424(b)(3) and 424(c)

File Number 333-136070

Prospectus Supplement No. 1 Dated August 16, 2006

to Prospectus Dated July 27, 2006

HOLOGIC, INC.

2,328,824 Shares of Common Stock

This prospectus supplement supplements the prospectus contained in the Registration Statement, dated July 27, 2006 relating to the offer and sale by the selling stockholders listed in the section entitled “Selling Stockholders” beginning on page 17 of the prospectus and as supplemented in this prospectus supplement, of up to 2,328,824 shares of our common stock. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. The term selling stockholders as used in the prospectus shall be deemed to include the selling stockholders identified in the table below. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The shares of common stock offered under the prospectus and any supplements by the selling stockholders were issued in connection with our acquisition of Suros Surgical Systems, Inc. pursuant to a merger agreement dated as of April 17, 2006. We are not selling any securities under this prospectus or its supplements and will not receive any of the proceeds from the sale of shares by the selling stockholders.

Investing in our common stock involves risks and uncertainties. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of the prospectus and under similar headings in each document that is incorporated in the prospectus by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 16, 2006

SELLING STOCKHOLDERS

The information in the table below supplements and amends the information in the selling stockholders table beginning on page 17 of our prospectus. Since the filing of our prospectus, some of the selling stockholders have provided us with the information necessary to include them in this prospectus supplement. Additionally, some selling stockholders have provided us with updated information. The information set forth below relates solely to those selling stockholders. We have not provided updated information for selling stockholders who have not provided information since July 27, 2006. We note that the total number of shares of common stock subject to our prospectus has not changed.

Name of Beneficial Owner	Number of Shares Beneficially Owned as of July 26, 2006	Maximum Number of Shares Being Offered	Number of Shares Beneficially Owned after Offering	Percentage of Shares Owned after Offering
Sightline Healthcare Fund IV, L.P.	-0-	138,036	-0-	*
Michael E. Fenoglio, M.D.	-0-	151	-0-	*
Paula Meyer Goedde	-0-	3,796	-0-	*
C. Alan Henry	-0-	75	-0-	*

*	Less than one percent.